Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CENTURY CASINOS, INC.

FIRST: The name of the Corporation is Century Casinos, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH:

A. The total number of shares of stock which the Corporation shall have authority to issue is 70,000,000, consisting of 50,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), 20,000,000 shares of Preferred Stock, par value of $.01 per share (the “Preferred Stock”).

B. Shares of Preferred Stock may be issued from time to time in one or more series as provided for by the Board of Directors as permitted hereby. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the terms fixed herein or fixed by the Board of Directors for a series provided for by the Board of Directors as permitted hereby. All shares of any one series shall be identical in all respects with all the other shares of such series, except the shares of any one series issued at different times may differ as to the dates from which dividends thereon may be cumulative.

The Board of Directors is hereby authorized, by resolution or resolutions, to establish, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, additional series of Preferred Stock. Before any shares of any such additional series are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolution or resolutions, the distinguishing characteristics and the relative rights, preferences, privileges and immunities of the shares thereof, so far as not inconsistent with the provisions of this Article FOURTH. Without limiting the generality of the foregoing, the Board of Directors may fix and determine:

1. The designation of such series and the number of shares which shall constitute such series;

2. The rate of dividend, if any, payable on shares of such series;

3. Whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate;

4. Whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed;

5. The amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation;

6. The sinking fund provisions, if any, for the redemption of shares of such series;

7. The voting rights, if any, of the shares of such series;

8. The terms and conditions, if any, on which shares of such series may be converted into shares of common stock of the Corporation or of any other class or series;

9. Whether the shares of such series are to be preferred over shares of common stock of the Corporation or of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Corporation, or otherwise, and;

10. Any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of this Article FOURTH.

C. Except as otherwise provided in this Certificate of Incorporation (including the resolutions adopted by the Board of Directors pursuant to Section B of this Article FOURTH), each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him on all matters submitted to stockholders for a vote and each holder of Preferred Stock of any series that is entitled to vote on certain matters shall be entitled to such number of votes for each share held by him as may be specified in the resolutions providing for the issuance of such series. Except as  otherwise provided by law, the presence, in person or by proxy, of the holders of record of shares of capital stock entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock entitled to vote shall constitute a quorum at all meetings of the stockholders.

D. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, but subject to the provisions of any resolutions of the Board of Directors adopted pursuant to this Article FOURTH creating any series of Preferred Stock, all shares of capital stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of  the GCL or any other applicable provision of law, to the extent necessary to obtain a license or franchise, or to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation, or any Subsidiary, which license or franchise is conditioned upon some or all of the holders of the Corporation’s  stock of any class or series possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

(a) the redemption price of the shares to be redeemed pursuant to this Section D of article FOURTH shall be equal to the Fair Market Value of such shares or such other redemption price as required by pertinent state or federal law pursuant to which the redemption is required;

(b) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(c) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(d) at least 30 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided, however, that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(e) from and after the Redemption Date or such earlier date as mandated by pertinent state or federal law, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series  as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(f) such other terms and conditions as the Board of Directors shall determine.

For purposes of this Section D of Article FOURTH:

(i) “Disqualified Holder” shall mean any holder of shares of stock of the Corporation of any class (or classes) or series whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Corporation of any class (or classes) or series by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure a license or franchise or the reinstatement of, any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or any Subsidiary.

(ii) “Fair Market Value” of a share of the Corporation’s stock of any class or series shall mean the average Closing Price for such a share for the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to paragraph (d) of this Section D of article FOURTH; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in  the over-the-counter market, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, however, that Fair Market Value of a share held by any stockholder who purchased any stock of the class (or classes) or series subject to redemption within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by him for any stock of such class (or classes) or series of the Corporation. “Closing Price” on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the Composite Tape for the New York Stock Exchange-Listed Stocks, or, if stock of the class or series in question is not quoted on such Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the closing sales price, or for such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

(iii) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section D of Article FOURTH.

(iv) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with cash, if any, to be  paid as part of the redemption price, which has a value, at the time notice of redemption is given pursuant to paragraph (d) of this Section D of Article FOURTH, at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Section D of Article FOURTH (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(v) “Subsidiary” shall mean any corporation more than 50% of whose outstanding stock entitled to vote generally in the election of directors is owned by the Corporation, by one or more subsidiaries of the Corporation, or by the Corporation and one or more of its subsidiaries.

FIFTH: A. The Board of Directors shall have the power to make, adopt, alter, amend, change or repeal the Bylaws of the Corporation by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

B. Stockholders may not make, adopt, alter, amend, change or repeal the bylaws of the Corporation except upon the affirmative vote of at least 80% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

SIXTH: The business and affairs of the Corporation shall be managed under the direction of a Board of Directors consisting of not fewer than three nor more than nine directors, the exact number to be fixed from time to time by resolution adopted by the affirmative vote of a two-thirds majority of the entire Board of Directors. Whenever used in this Certificate of Incorporation, the phrase “entire Board of Directors” shall mean that number of directors fixed by the most recent resolution adopted pursuant to the preceding sentence prior to the date as of which a determination of the number of directors then constituting the entire Board of Directors shall be relevant for any purpose under this Certificate of Incorporation. The Directors shall be classified, with respect to the term for which they severally hold office, into three classes, each class to be as nearly equal in number as possible, the first class to hold office initially for a term expiring at the annual meeting of the stockholders to be held in 1995, the second class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1996, and the third class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1997, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Any vacancy occurring in the Board of Directors and any newly created directorship resulting from any increase in the number of directors shall be filled solely by the affirmative vote of a two-thirds majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any director may be removed from office with cause only by the affirmative vote of the holders of a majority of the then issued and outstanding voting stock of the Corporation and may be removed from office without cause only by the affirmative vote of the holders of 80% of the then issued and outstanding voting stock of the Corporation.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock or of any other class or series of shares issued by the Corporation shall have the right, voting separately by class or series, to elect directors under specified circumstances, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be classified pursuant to this Article SIXTH unless expressly provided by such terms.

This Article SIXTH may be altered, amended or repealed, and any provision inconsistent herewith may be adopted, only by the affirmative vote of the holders of 80% of the voting power of the shares of the Corporation’s voting stock, in addition to any other vote required by the GCL or this Certificate of Incorporation.

SEVENTH: Special meetings of the stockholders of the Corporation, for any purpose or purposes, may only be called at any time by a majority of the entire Board of Directors or by the Chairman of the Board, the Vice Chairman of the Board or the President of the Corporation.

EIGHTH: No stockholder action may be taken except at an annual or special meeting of stockholders of the Corporation and stockholders may not take any action by written consent in lieu of a meeting.

NINTH: A. In addition to any other affirmative vote required by law or the Certificate of Incorporation and except as otherwise expressly provided in Section C of this Article NINTH any Business Combination (as defined in Section B(c) of Article NINTH hereof) shall require the affirmative vote of the holders of least 80% of the voting power of all of the Voting Shares (as defined in Section B(i) of this Article NINTH hereof) voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any securities association or exchange or otherwise.

B. The following definitions shall apply with respect to this Article NINTH:

(a) “affiliate” and “associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in  effect on May 1, 1994.

(b) “Beneficial Owner” and “beneficial ownership” shall have the meanings ascribed to such terms in Rule 13d-3 and Rule 13d-5 of the General Rules and Regulations under the Exchange Act, as in effect on May 1, 1994.

(c) “Business Combination” shall mean:

(i) any merger or consolidation of the Corporation or any Subsidiary with (A) an Interested Stockholder or (B) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an affiliate or associate of an Interested Stockholder;

(ii) any sale, lease, exchange, mortgage, pledge, security agreement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint-venture participation or other arrangement, transfer or other disposition in a transaction or a series of transactions to or with, or proposed by or on behalf of, an Interested Stockholder or an affiliate or associate of an Interested Stockholder, of or involving any assets of the Corporation or any Subsidiary having an aggregate book value as of the end of the Corporation’s most recently ended fiscal quarter of $2,000,000 or more;

(iii) the issuance, transfer or exchange by the Corporation or any Subsidiary, in one transaction or a series of transactions, of any securities of the Corporation or any Subsidiary to, or proposed by or on behalf of, (A) an Interested Stockholder, or (B) any other Person (whether or not itself an Interested Stockholder) which is, or after such issuance,  transfer or exchange would be, an affiliate or associate or an Interested Stockholder, except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the Voting Shares or pursuant to any other method affording substantially proportionate treatment to the holders of the Voting Shares.

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any spin-off or split-up of any kind of the Corporation or any Subsidiary, proposed by or on behalf of an Interested Stockholder or an affiliate or associate of an Interested Stockholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly, or indirectly, in one transaction or a series of transactions, of increasing the percentage of the outstanding shares of (A) any class of equity securities of the Corporation or any Subsidiary or (B) any class of securities of the Corporation or any Subsidiary convertible into equity securities of the Corporation or any Subsidiary, represented by securities of such class which are directly or indirectly beneficially owned by an Interested Stockholder and all of its affiliates and associates.

(d) “Continuing Director” shall mean:

(i) any member of the Board of Directors of the Corporation who (A) is neither the Interested Stockholder involved in the transaction as to which a vote of Continuing Directors is provided under this Certificate of Incorporation nor an affiliate, associate, employee, agent, or nominee of such Interested Stockholder, or a relative of any of the foregoing, and (B) was a member of the Board of Directors of the Corporation prior to the time that such Interested Stockholder became an Interested Stockholder; and

(ii) any successor of a Continuing Director described in subsection (i) who (A) is not an affiliate or an associate of an Interested Stockholder involved in the transactions as to which a vote of Continuing Directors is provided under this Certificate of Incorporation, or of any of its affiliates other than the Corporation or any Subsidiary, and (B) is recommended or elected to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors of the Corporation.

(e) “Fair Market Value” shall mean:

(i) in the case of stock, the highest dosing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or bid quotation, as the case may be, with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar interdealer quotation system then in use, or, if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors; and

(ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors.

(f) “Interested Stockholder” shall mean any Person (other than the Corporation or any Subsidiary, any employee benefit plan maintained by the Corporation or any Subsidiary or trustee of, or fiduciary with respect to, any such plan when acting in such capacity) who or which:

(i) is, or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner, directly or indirectly, of 5% or more of the then outstanding Voting Shares; or

(ii) is an assignee of, or has otherwise succeeded to, any Voting Shares of which an Interested Stockholder was the Beneficial Owner, directly or indirectly, at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

For the purpose of determining whether a Person is an Interested Stockholder, the outstanding Voting Shares shall include unissued shares of voting stock of the Corporation of which the Interested Stockholder is the Beneficial Owner, but shall not include any other shares of voting stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Interested Stockholder.

(g) “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 14(d)(2) of the Exchange Act, as in effect on May 1, 1994.

(h) “Subsidiary” shall mean any company of which the Corporation owns, directly or indirectly, (i) a majority of the outstanding shares of equity securities of such company or (ii) shares having a majority of the voting power represented by all of the outstanding voting stock of such company.

(i) “Voting Shares” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

C. The provision of Section A hereof shall not be applicable to any particular Business Combination, and such Business Combination shall require only such other vote, if any, of the shareholders of the Corporation as is required by the GCL or this Certificate of Incorporation, if the conditions specified in either of the following paragraphs (a) and (b) are met:

(a) The Business Combination shall have been approved by the vote of a majority of the Continuing Directors, provided that the Continuing Directors constitute at least three members of the Board of Directors at the time of such approval.

(b) All of the following conditions shall have been met:

(i) with respect to each share of each class of outstanding voting stock of the Corporation (including common stock), the holder thereof shall be entitled to receive on or before the date of the consummation of the Business Combination (the “Consummation Date”), cash and consideration, in the form specified in Section C(b)(ii) hereof, with an aggregate Fair Market Value as of five days before the Consummation Date at least equal to the highest of the following:

(A) the highest per share price plus 30% (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder to which the Business Combination relates, or by an affiliate or associate of such Interested Stockholder, for any shares of such class of voting stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which such Interested Stockholder became an Interested Stockholder, or (3) the highest per share sales price (including brokerage commissions, transfer taxes and soliciting dealer’s fees) of the voting stock within the two-year period immediately prior to the Announcement Date, whichever  is higher;

(B) the Fair Market Value per share of such class of voting stock of the Corporation on the Announcement Date or on the date such Interested Stockholder became an Interested Stockholder, whichever is higher;

(C) the amount equal to the multiple of ten times the net pre-tax income per share of such voting stock of the Corporation for the last four fiscal quarters of the Corporation ended at least 30 days prior to the Consummation Date determined in accordance with generally accepted accounting principles consistently applied with prior periods by a majority of the Continuing Directors; or

(D) in the case of securities other than common stock, the highest preferential amount per share, if any, to which the holders of shares of such class of voting stock of the Corporation are entitled as of the Consummation Date in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(ii) The consideration to be received by holders of a particular class of outstanding voting stock of the Corporation (including common stock) as described in Section A hereof shall be in cash or, if the consideration previously paid by or on behalf of the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of such class of voting stock consisted, in whole or in part, of consideration other than cash, then in the same form as such consideration. If such payment for shares of any class  of voting stock of the Corporation has been made in varying forms of consideration, the form of consideration for such class of voting stock shall be either cash or the form used to acquire the beneficial ownership of the largest number of shares of such class of voting stock previously acquired by the Interested Stockholder.

(iii) After such Interested Stockholder has become an Interested Stockholder and through the Consummation Date, unless approved by a majority of the Continuing Directors, there shall have been: (A) no failure to declare and pay at the regular date therefor any full dividends (whether or not cumulative) on the outstanding preferred stock of the Corporation, if any; (B) no reduction in the annual rate of dividends paid on the common stock of the Corporation (except as necessary to reflect any subdivision of the common stock); (C) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the common stock; and (D) no increase in the number of shares of voting stock of the Corporation beneficially owned by such Interested Stockholder except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder. The provisions of clauses (A) and (B) of this subsection (iii) shall not apply if the Interested Stockholder or an affiliate or associate of the Interested Stockholder did not vote as a director of the Corporation in a manner consistent with clauses (A) and (B) of this subsection (iii) and the Interested Stockholder, within 10 days after any act or failure to act inconsistent with clauses (A) and (B) of this subsection (iii), notified the Board of Directors of the Corporation in writing that the Interested Stockholder disapproved thereof and requested in good faith that the Board of Directors rectify the act or failure to act

(iv) After such Interested Stockholder has become an Interested Stockholder, neither such Interested Stockholder nor any affiliate or associate thereof shall have received  the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any of its Subsidiaries, whether in anticipation of or in connection with such Business Combination or otherwise.

(v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act and the General Rules and Regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the stockholders of the Corporation at least 30 days prior to the Consummation Date (whether  or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or such rules  and regulations or any subsequent provisions thereof).

D. A majority of Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article NINTH, including, without limitation, (a) whether a Person is an Interested Stockholder, (b) the number of Voting Shares beneficially owned by any Person or whether a Person is a Beneficial Owner of securities, (c) whether a Person is an affiliate or associate of another, (d) whether the requirements of Section Ninth hereof have been met with respect to any Business Combination and (e) the Fair Market Value of any assets, securities or other property. The determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article NINTH.

E.	(A) Nothing contained in this Article NINTH shall be construed to relieve an Interested Stockholder from any fiduciary obligation imposed by law.

(B) The fact that any Business Combination complies with the provisions of Article NINTH, Section C hereof shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors,  or any member thereof, with respect to evaluations of, or actions and responses taken with respect to, such Business Combination.

F. The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another Corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation or (d) have the Corporation enter into any other Business Combination, may, in connection with the exercise of its judgment in determining what is in the  best interests of the Corporation and its shareholders, give due consideration to (i) all relevant factors, including without limitation the social, legal, environmental and economic effects on the employees, customers, suppliers and other affected persons, firms and corporations and on the communities and geographical areas in which the Corporation and its Subsidiaries operate or are located and on any of the businesses and properties of the Corporation or any of its Subsidiaries, as well as such other factors as the directors deem relevant, and (ii) the consideration being offered, not only in relation to the then current market price for the Corporation’s outstanding shares of capital stock, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors’ estimate of the future value of the Corporation (including the unrealized value of its properties and assets) as an independent going concern. The provisions of this Section F shall also apply to consideration by the Continuing Directors of any of the foregoing.

G. This Article NINTH may be altered, amended or repealed, and any provision inconsistent herewith may be adopted, only by the affirmative vote of the holders of 80% of the voting power of the Corporation’s  issued and outstanding Voting Shares, in addition to any other vote required by the GCL or this Certificate of Incorporation.

TENTH: A. Capitalized terms used in this Article TENTH, unless otherwise defined, shall have the meanings ascribed to them in Article NINTH of this Certificate of Incorporation.

B. If an Interested Stockholder becomes the Beneficial Owner of more than 50% of the Corporation’s then-issued and outstanding Voting Shares, pursuant to a tender or exchange offer and/or other transaction or series of transactions not involving the direct issuance of Voting Shares by the Corporation to the Interested Stockholder or to an affiliate or associate of the Interested Stockholder, the remaining shareholders of the Corporation (i.e., other than the Interested

Stockholder and any affiliate or associate of the Interested Stockholder) shall have the option to have the Corporation redeem their shares of the Corporation’s voting stock (including common stock) as provided in this Article TENTH. Provided, however, that the redemption option provided by this Article TENTH shall not apply, (i) if within 10 days following the commencement of such tender or exchange offer of any amendment thereto, the Continuing Directors, by majority vote, recommend to the Corporation’s stockholders that such tender or exchange offer be accepted; or (ii) if  within 30 days following receipt by the Corporation of credible notice that any Interested Stockholder has so become the Beneficial Owner of more than 50% of the Corporation’s then issued and outstanding Voting Shares, the Continuing Directors determine the redemption as otherwise provided in this Article TENTH would not be in the best interests of the Corporation.

C. If the redemption option described in Section B becomes applicable, each holder of shares of the Corporation’s voting stock and each holder of options, warrants or other securities of the Corporation convertible into voting stock, other than the Interested Stockholder and the affiliates and associates of the Interested Stockholder, shall have the option (simultaneously with the exercise or conversion in the case of a holder of options, warrants or other convertible securities of the corporation), for 30 days following the mailing of the notice to holders provided for in Section D below, to have any or all of such holders’ shares of voting stock redeemed by the Corporation at the price provided in Section E below. Such option shall attach to and be transferable with the Corporation’s issued and outstanding shares of voting stock and shall not be personal to the holder thereof.

D. If the redemption option described in Section B becomes applicable, within 60 days following receipt by the Corporation of the aforesaid credible notice that any Interested Stockholder has become the Beneficial Owner of more than 50% of the Corporation’s Voting Shares as provided in Section B, the Corporation shall given written notice to the holders described in Section C, as such holders exist on a record date not more than 10 days before the mailing of such notice, advising them of the option to have their shares of the Corporation’s voting stock redeemed, the redemption price therefor determined pursuant to Section E and the procedures for such redemption including any applicable proration provisions. Such notice shall be by first class mail, postage prepaid, to the addresses of such holders last shown on the Corporation’s records. If the Corporation fails to give notice, any holder may serve written demand upon the Corporation to do so. If within 15 days of receipt of written demand, the Corporation fails to give the required notice, such holder at the expense and on behalf of the Corporation, may take reasonable action to give or cause such notice to be given and for such purposes shall be given reasonable access to the Corporation’s records.

E. The redemption price for each share of each class of the Corporation’s voting stock redeemed pursuant to this Article TENTH shall be the greatest of the following amounts:

(i) the highest per share price plus 30% (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder or by any affiliate or associate of the Interested Stockholder for any shares of such class of voting stock acquired by it (A) within the two-year period immediately prior to the commencement of the tender or exchange offer described in Section B or (B) in the tender or exchange offer or other transaction or series of transactions in which such Interested Stockholder became the Beneficial Owner of more than 50% of the Corporation’s then issued and outstanding Voting Shares;

(ii) the Fair Market Value per share of such class of voting stock of the Corporation  immediately prior to the commencement of the tender or exchange offer described in Section B or on the date such Interested Stockholder became the Beneficial Owner of more than 50% of the Corporation’s then issued and outstanding Voting Shares, whichever is higher;

(iii) the amount equal to the multiple of ten times the net pre-tax income per share of such voting stock of the Corporation for the last four fiscal quarters of the Corporation ended at least 30 days prior to the commencement of the tender or exchange offer described in Section B, determined in accordance with generally accepted accounting principles consistently applied with prior periods by a majority of the Continuing Directors; or

(iv) in the case of securities other than common stock, the highest preferential amount per share, if any, to which the holders of such class of voting stock of the Corporation are entitled as of the commencement of the tender or exchange offer described in Section B in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

F. If shares of the Corporation’s voting stock become subject to redemption in accordance with this Article TENTH, the Continuing Directors shall designate a redemption agent, which shall be a national bank or trust company having combined capital and surplus of at least $25,000,000 and corporate trust powers. For 30 days following the mailing of the notice to holders referred to in Section D, such holders or  their respective transferees may deposit with the redemption agent for redemption of their certificates representing all or less than all shares of the Corporation’s voting stock held of record by them. Redemption shall be deemed effected in accordance with any applicable proration procedures at the close of business on the last day of such redemption option period with respect to the shares represented by all certificates theretofore deposited in proper form for redemption with the redemption agent. The Corporation shall promptly from time to time deposit in trust with the redemption agent cash in the amount equal to the redemption price of all the shares of the Corporation’s voting stock so deposited for redemption, subject to reduction to the extent that proration is applicable. As soon as practicable following the last day of such redemption option period, the redemption agent shall issue and mail its checks payable to the order of the former holders entitled to receive the redemption price for each share of the Corporation’s voting stock so redeemed. Fractional shares shall not be redeemed. In the event of proration, the Corporation shall promptly cause certificates for each holder’s deposited shares of the Corporation’s voting stock not so redeemed to be reissued and mailed to such holder.

G. The powers and duties of the Continuing Directors and of the Board of Directors pursuant to Sections  D and F of Article NINTH of this Certificate of Incorporation shall be equally applicable to the determinations and evaluations by the Continuing Directors or by the Board of Directors or any member thereof with respect to any tender or exchange offer or other transaction by an Interested Stockholder, and to the best interests of the Corporation with respect to the redemption option or other matter provided by this Article TENTH. For purposes of such application any reference or implied reference in Sections D or F to Article NINTH shall rather be understood to mean and refer to this Article TENTH. The fact  that any tender or exchange offer by an Interested Stockholder shall be for any or all shares of the Corporation’s voting stock, or at a price equal to or above the redemption price which may thereafter become applicable pursuant to Section E hereof, shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to recommend acceptance of such tender or exchange offer to the stockholders of the Corporation, nor shall the public announcement or making of such tender or exchange offer limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions and responses taken with respect to, such tender or exchange offer or the redemption option. Nothing contained in this Article TENTH shall be construed to relieve an Interested Stockholder  from any fiduciary obligation imposed by law.

H. This Article TENTH may be altered, amended or replaced, and any provision inconsistent therewith may be adopted, only by the affirmative note of the holders of 80% of the voting power of  the Corporation’s issued and outstanding Voting Shares, in addition to any other vote required by the GCL or this Certificate of Incorporation.

ELEVENTH: A. Subject to Section C of this Article ELEVENTH, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with  such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

B. The Corporation shall indemnify any person who was or  is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that; despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

C. Any indemnification under this Article ELEVENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstance because he has met the applicable standard of conduct set forth in Section A or Section B of this Article ELEVENTH, as the case may be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise  in defense of any action, suit or proceeding described in Section A or Section B of this Article ELEVENTH or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

D. For purposes of any determination under Section C of this Article ELEVENTH a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or  on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given  or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section D of Article ELEVENTH shall mean any other corporation or any partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, employee or agent. The provisions of this Section D shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections A or B of this Article ELEVENTH as the case may be.

E. Notwithstanding any contrary determination in the specific case under Section C of this Article ELEVENTH, and notwithstanding the absence of any determination thereunder, any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections A, B and D of this Article ELEVENTH. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, employee or agent is proper  in the circumstances because he has met the applicable standards of conduct set forth in Sections A or B and D of this Article ELEVENTH, as the case may be. Notice of any application for indemnification pursuant to this Section E of Article ELEVENTH shall be given to the Corporation promptly upon the filing of such application.

F. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article ELEVENTH.

G. The indemnification and advancement of expenses provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of, and advancement of expenses to, the persons specified in Sections A and B of this Article ELEVENTH shall be made to the fullest extent permitted by law. The provisions of this Article ELEVENTH shall not be deemed to preclude the indemnification of, and advancement of expenses to, any person who is not specified in Sections A or B of this Article ELEVENTH but whom the Corporation has the power or obligation to indemnify under the provisions of the GCL of the State of Delaware, or otherwise. The indemnification provided by this Article ELEVENTH shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

H. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article ELEVENTH.

I. For purposes of this Article ELEVENTH, reference to the “Corporation”  shall include, in addition to the resulting corporation any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was  serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand  in the same position under the provisions of this Article ELEVENTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

TWELFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the Stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in  such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class  of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be and also on this Corporation.

THIRTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

FOURTEENTH: No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as  a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the Corporation shall be limited or eliminated to the fullest extent permitted by the GCL as so amended from time to time.

FIFTEENTH: The Corporation shall not issue any voting securities or other voting interests except in accordance with the provisions of the Colorado Limited Gaming Act (the “Gaming Act”) and the regulations promulgated thereunder or any other gaming law (“Other State Gaming Laws”) or the regulations thereunder if the Board of Directors or any state gaming authority determines that the Company is subject to jurisdiction of such state because the Company intends to or is qualified to do business in such state. The issuance of any voting securities or other voting interests in violation thereof shall be void and such voting securities or other voting interests shall be deemed not to be issued and outstanding until (a) the Corporation shall cease to be subject to the jurisdiction of the Colorado Limited Gaming Control Commission (the “Commission”) or any other state gaming regulatory authority, or (b) the Commission or such state gaming authority shall, by affirmative action, validate said issuance or waive any defect  in issuance.

No voting securities or other voting interests issued by the Corporation and no interest, claim or charge therein or thereto shall be  transferred in any manner whatsoever except in accordance with the provisions of the Gaming Act and the regulations promulgated thereunder and Other State Gaming Laws and the regulations promulgated thereunder. Any transfer in violation thereof shall be void until (a) the Corporation shall cease to be subject to the jurisdiction of the

Commission or other state gaming authority, as the case may be, or (b) the Commission or other state gaming authority shall, by affirmative action, validate said transfer or waive any defect in said transfer.

If the Commission or any state gaming authority at any time determines that a holder of voting securities or other voting interest of this Corporation is unsuitable to hold such securities or other voting interests, then the issuer of such voting securities or other voting interests may, within 60 days after the finding of unsuitability, purchase such voting securities or other voting interests of such unsuitable person at the lesser of (i) the cash equivalent of such person’s  investment in the Corporation, or (ii) the current market price as of the date of the finding of unsuitability unless such voting securities or other voting interests are transferred to a suitable person (as determined by the Commission or state gaming authority, as the case may be) within 60 days after the finding of unsuitability. Until such voting securities or other voting interests are owned by persons found by the Commission or state gaming authority, as the case may be, to be suitable to own them, (a) the Corporation shall not be required or permitted to pay any dividend or interest with regard to the voting securities or other voting interests, (b) the holder of such voting securities or other voting interests shall not be entitled to vote on any matter as the holder of the voting securities or other voting interests, and such voting securities or other voting interests shall not for any purposes be included in  the voting securities or other voting interests of the Corporation entitled  to vote, and (c) the Corporation shall not pay any remuneration in any form to the holder of the voting securities or other voting interests except in exchange  for  such voting securities or other voting interests as provided in this paragraph.

SIXTEENTH: The name and mailing address of the incorporator is:

Reid A. Godbolt, Esq.

1625 Broadway, Suite 1600

Denver, Colorado 80202

The power of the incorporator to amend the Certificate of Incorporation shall  cease upon filing of this Certificate of Incorporation. The names of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are: Erwin Haitzmann, Peter Hoetzinger, James Forbes, Norbert Teufelberger and Michael Raunegger. The address of each of the named directors  is 50 South Steele Street, Suite 755, Denver, Colorado 80209.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have  hereunto set my hand this 23rd day of May, 1994.

/s/ Reid A. Godbolt

Reid A. Godbolt, Incorporator